Exhibit 99.1

Castellum, Inc. Announces First Quarter Financial Results and Provides Forward Guidance

BETHESDA, MD., May 15, 2023 (GLOBE NEWSWIRE) — Castellum, Inc. (the “Company”) (NYSE-American: CTM), a cybersecurity, electronic warfare, data analytics, software, and IT services company focused on the federal government, announces highlights of its operating results for its first quarter ended March 31, 2023 and provides expected revenue guidance for the 12 month period April 1, 2023 – March 31, 2024.

Revenues for the three months ended March 31, 2023 were $9.9 million. Gross profit was $4.0 million. U.S. GAAP (“GAAP”) operating loss inclusive of all non-cash and non-recurring charges was $4.7 million. Full financial results for the three months ended March 31, 2023 will be published later today May 15, 2023 via Form 10-Q at www.sec.gov.

Management uses a Non-GAAP measure, Recurring Cash Operating Profit (Loss), as an important measure of the Company’s operating performance.  This Non-GAAP measure was approximately ($0.5 million) for the first quarter and excludes non-cash charges, such as stock option and warrant expense, of $3.7 million and depreciation and amortization of $0.5 million.  Please see detail in the chart below.

“We continue to focus on growing our prime contract work by winning new contract vehicles and exploiting those vehicles which we have won or acquired,” said Mark Fuller, President and CEO of Castellum.  “Revenue was good for the quarter at just under $10 million and gross margin remains strong at north of 40%.  Our bottom line is not where we want it to be and we will be taking actions to improve our cost structure and profitability.  We completed our previously announced acquisition of GTMR, a $10 million revenue company.  The acquisition is accretive and provides a contract vehicle with which we are already pursuing new customer opportunities, one of which we expect to close in the third quarter of this year.”

For the first time, Castellum is also providing forward revenue guidance to investors (see Cautionary Statement Concerning Forward-Looking Statements).  “We expect to generate revenue of between $51 million and $56 million over the next twelve months from April 2023 to March 2024, up nicely from the $42 million we generated in 2022,” said Mr. Fuller.  “We have a solid pipeline of current and new opportunities, we get the benefit of the GTMR acquisition for the full 12 months, and we are confident in our ability to grow revenue unless the federal government slows down due to budget negotiations, the debt ceiling, or some other reason.  We plan to update our revenue guidance at least quarterly, as events merit.”

Cautionary Statement Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; is ability to identify additional acquisition targets and close additional acquisitions; and the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget.  For a more detailed description of these and other risk factors, please refer to the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof.  The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Non-GAAP Financial Measures and Key Performance Metrics

This press release contains Non-GAAP Recurring Cash Operating Profit (Loss), which is a Non-GAAP financial measure that is used by management to measure the Company’s operating performance. A reconciliation of this measure to the most directly comparable GAAP financial measure is contained herein. To the extent required, statements disclosing the definition, utility, and purpose of this measure is also set forth herein.

Definition:

Non-GAAP Recurring Cash Operating Profit (Loss) represents the Company’s GAAP operating loss excluding non-cash charges such as stock based compensation, depreciation and amortization, and change in value of contingent earnout as well as any non-recurring charges.

Utility and Purpose:

The Company discloses Non-GAAP Recurring Cash Operating Profit (Loss) because this Non-GAAP measure is used by management to evaluate our business, measure its operating performance, and make strategic decisions. We believe Non-GAAP Recurring Cash Operating Profit (Loss) is useful for investors and others in understanding and evaluating our operating results in the same manner as its management. However, Non-GAAP Recurring Cash Operating Profit (Loss) is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for GAAP operating loss or any other operating performance measure calculated in accordance with GAAP. Using this Non-GAAP measure to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report a measure titled Non-GAAP Recurring Cash Operating Profit (Loss), this measure may be calculated differently from how we calculate this Non-GAAP financial measure, which reduces its overall usefulness as a comparative measure. Because of these inherent limitations, you should consider Non-GAAP Recurring Cash Operating Profit (Loss) alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Castellum, Inc.

Reconciliation of unaudited Non-GAAP Recurring Cash Operating Profit (Loss) to Operating Loss

Three Months Ended March 31, 2023

Revenues	$9,937,013
Gross profit	4,037,782
Operating loss	(4,669,309)

Non-cash charges:
Depreciation and amortization	510,568
Stock based compensation	3,721,828
Gain from change in value of contingent earnout	(18,000)
Total non-cash charges	4,214,396

Non-GAAP Recurring Cash Operating Loss	$(454,913)

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com